As filed with the Securities and Exchange Commission on October 18, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Renren Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

23/F, Jing An Center

8 North Third Ring Road East

Beijing 100028

People’s Republic of China

+86 (10) 8448-1818

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Share Incentive Plan

2009 Equity Incentive Plan

2008 Equity Incentive Plan

2006 Equity Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Hui Huang Chief Financial Officer Renren Inc. 23/F, Jing An Center 8 North Third Ring Road East Beijing, 100028 People’s Republic of China +86 (10) 8448-1818	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.001 per share(2)	17,812,391(3)	$0.1687(3)	$3,004,950.36	$344.37
Class A Ordinary Shares, par value $0.001 per share(2)	6,699,338(4)	$0.18(4)	$1,205,880.84	$138.19
Class A Ordinary Shares, par value $0.001 per share(2)	24,976,856(5)	$0.9707(5)	$24,245,034.12	$2,778.48
Class A Ordinary Shares, par value $0.001 per share(2)	60,000(6)	$1.92(7)	$115,200.00	$13.20
Class A Ordinary Shares, par value $0.001 per share	71,531,802(8)	$1.92(7)	$137,341,059.84	$15,739.29
Total	121,080,387	—	$165,912,125.16	$19,013.53

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents three Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-173515).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2006 Equity Incentive Plan (the “2006 Plan”), 2008 Equity Incentive Plan (the “2008 Plan”), 2009 Equity Incentive Plan (the “2009 Plan”) and 2011 Share Incentive Plan (the “2011 Plan” and, together with the 2006 Plan, 2008 Plan and 2009 Plan, the “Plans”). Any Class A ordinary shares covered by an award granted under the Plans (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plans.
(3)	Represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2006 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share for these Class A ordinary shares is the weighted average exercise price per share.
(4)	Represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2008 Plan. The corresponding proposed maximum offering price per share for these Class A ordinary shares is $0.18, which is the exercise price per share for all outstanding options granted under the 2008 Plan.
(5)	Represents Class A ordinary shares issuable upon exercise of outstanding options granted under the 2009 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share for these Class A ordinary shares is the weighted average exercise price per share.
(6)	Represents 60,000 Class A ordinary shares issuable upon the vesting of restricted shares granted under the 2009 Plan.
(7)	The proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $5.77 per ADS (the average of the high price ($6.01) and low price ($5.53) for the Registrant’s ADSs as quoted on the New York Stock Exchange on October 14, 2011), and has been used for (i) Class A ordinary shares that are available for issuance under the 2009 Plan and 2011 Plan for issuance upon exercise of options or upon vesting of restricted shares which have not yet been granted and, accordingly, do not have any fixed exercise price, and (ii) Class A ordinary shares issuable to award recipients upon vesting of outstanding restricted shares which have not yet vested and, accordingly, do not have any known market value.
(8)	Represents 6,517,644 Class A ordinary shares reserved for future award grants under the 2009 Plan and 65,014,158 Class A ordinary shares reserved for future award grants under the 2011 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Renren Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated May 4, 2011 filed with the Commission on May 5, 2011 pursuant to Rule 424(b)(4) under the Securities Act; and

(b)	The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-35147) filed with the Commission on April 19, 2011, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective articles of association provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred by such persons in their capacity as such (“D&O Liabilities”), except for D&O Liabilities due to such director or officer’s willful misconduct as determined by a competent court or regulatory body or in the case of an officer who is not a director, by the Company’s board of directors.

Pursuant to the form of indemnification agreement the Registrant was authorized to sign with its directors and officers, a copy of which was filed as Exhibit 10.5 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-173548), the Registrant agrees to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims arising from their services as directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the aforementioned agreement, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on October 18, 2011.

Renren Inc.

By:	/s/ Joseph Chen
Name:	Joseph Chen
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Joseph Chen and Hui Huang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on October 18, 2011.

Signature	Title

/s/ Joseph Chen	Chairman and Chief Executive Officer (principal executive officer)
Joseph Chen

/s/ Hui Huang	Chief Financial Officer (principal financial and accounting officer)
Hui Huang

/s/ James Jian Liu	Director
James Jian Liu

/s/ Katsumasa Niki	Director
Katsumasa Niki

/s/ David K. Chao	Director
David K. Chao

/s/ Matthew Nimetz	Director
Matthew Nimetz

/s/ Ruigang Li	Director
Ruigang Li

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Renren Inc., has signed this registration statement in New York on October 18, 2011.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name:	Kate Ledyard, on behalf of Law Debenture Corporate Services Inc.
Title:	Manager

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 15, 2011 (File No. 333-173548))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 15, 2011 (File No. 333-173548))

4.3*	Deposit Agreement, by and among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder

4.4*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1	2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 15, 2011 (File No. 333-173548))

10.2	2008 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 15, 2011 (File No. 333-173548))

10.3	2009 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 15, 2011 (File No. 333-173548))

10.4	2011 Share Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s registration statement on Form F-1, filed with the Commission on April 15, 2011 (File No. 333-173548))

23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.